Exhibit 99.1



NEWS FROM MASON-DIXON BANCSHARES, INC.

FOR RELEASE  IMMEDIATE                       For Further Information Contact:


                                             Thomas K. Ferguson
                                             President and CEO
                                             410-857-3400

                                             Mark A. Keidel
                                             Chief Financial Officer
                                             410-857-3453


MASON-DIXON BANCSHARES AGREES TO ACQUIRE STERLING BANCORP


Westminster, MD (10/16/98) - Thomas K. Ferguson, President and Chief Executive Officer of Mason-Dixon Bancshares, Inc. (NASDAQ:MSDX) and Mark H. Anders, President and Chief Executive Officer of Sterling Bancorp, announced today the companies have reached an agreement for Mason-Dixon to acquire Baltimore-based Sterling Bancorp. Sterling Bancorp is the parent company of Sterling Bank and Trust Co., a $70 million dollar asset commercial bank with branch locations in Baltimore City, Annapolis, Pikesville and Timonium.

Mason-Dixon will pay $10.294 million in cash, subject to adjustment under certain circumstances, in exchange for all of the outstanding common shares of Sterling and cancellation of all outstanding warrants and options. Shortly after the acquisition, Sterling Bank and Trust Co. will be merged into Mason-Dixon's affiliate, Bank of Maryland. Sterling's Pikesville and Baltimore City branches will be consolidated into nearby Bank of Maryland branches while the Annapolis and Timonium branches will be retained. Mason-Dixon expects cost savings of approximately $2 million, or 66% of Sterling Bancorp's 1998 projected general and administrative expenses as a result of branch and back office consolidation.

The acquisition of Sterling Bancorp, which is subject to regulatory approval, as well as approval of the stockholders of Sterling Bancorp, is expected to close by December 31, 1998. The merger of Sterling Bank and Trust Co. into Bank of Maryland is expected to be consummated by mid first quarter of 1999. Assuming integration of Sterling's operations in accordance with Mason- Dixon's plans, the transaction is expected to begin to be accretive to earnings per share beginning with the second quarter of 1999. Mason-Dixon expects to take an after tax charge of approximately $400,000 for acquisition and merger related expenses during the fourth quarter of 1998.




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"We view this  acquisition  as a first  step  toward  our plan of  focusing  our resources in our core market, following the Eastern Shore branch divestiture by our affiliate, Bank of Maryland, earlier this year," Ferguson said.

Anders stated that "Sterling is excited about joining forces with Mason-Dixon. Mason-Dixon is a growing regional institution which can offer our customers expanded products, services and locations."

Mason-Dixon Bancshares, Inc., headquartered in Westminster, is the parent company of Carroll County Bank and Trust Company, Bank of Maryland and Rose Shanis Financial Services, LLC. Its subsidiaries operate 19 banking and 12 consumer finance offices primarily in Central Maryland. With assets of approximately $1.1 billion, it is the sixth largest independent bank holding company headquartered in Maryland.


                                                TRANSACTION DETAILS

Price All cash in exchange for all outstanding shares of Sterling Bancorp and cancellation of all outstanding stock warrants and options. Total value of transaction is $10,294,218 ($21.54 per share) accounted for as a purchase.

Price/Book          146% of Sterling Bancorp's book value as of June 30, 1998.

Cost Savings/       Cost  savings of  approximately  $2 million is expected as a
Charges             result of branch and back office consolidation.  Mason-Dixon expects to take an after tax charge in the fourth quarter of 1998 of approximately $400,000 for acquisition and merger related expenses.

Target Closing      The Company's acquisition of Sterling Bancorp is expected to close by year end 1998, and the merger of Sterling Bank and Trust Co. into Bank of Maryland, and related systems conversions, are expected to be completed in mid first quarter 1999. The transaction is expected to begin to be accretive to Mason-Dixon's earnings beginning with the second quarter 1999.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about the Company's confidence and strategies, and expectations about the projected closing date, cost savings and Company earnings. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", or by expressions of confidence such as "continuing" or "strong" or similar statements or variations of such terms. Such forward- looking statements involve certain risks and uncertainties. These include, but are not limited to whether the expected cost savings and revenue enhancements from the acquisition and merger can be realized as anticipated, greater than expected deposit attrition, customer loss, or revenue loss following the acquisition, general economic conditions and competition in the geographic and business areas in which the Company and its subsidiaries operate, inflation, fluctuations in



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interest rates,  legislation,  and governmental  regulation.  Actual results may differ materially from such forward-looking statements. The Company assumes no obligation for updating any such forward-looking statements at any time.




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